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                                                                Exhibit 23.3
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REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Essef Corporation

We have audited the accompanying consolidated balance sheet of Essef Corporation (an Ohio corporation) and Subsidiaries as of September 30, 1994, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the two years in the period ended September 30, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Essef Corporation and Subsidiaries as of September 30, 1994, and the results of their operations and their cash flows for each of the two years in the period ended September 30, 1994, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP

Cleveland Ohio
November 4, 1994



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